Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS RECORD NET INCOME OF $3.4 BILLION FOR 2010

Reports Fourth Quarter Net Income of $820 Million

Strong Capital Levels And Business Performance

PITTSBURGH, Jan. 20, 2011—The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2010 net income of $3.4 billion, or $5.74 per diluted common share, compared with 2009 net income of $2.4 billion, or $4.36 per diluted common share. Fourth quarter 2010 net income was $820 million, or $1.50 per diluted common share, resulting in a record Tier 1 common capital ratio of an estimated 9.8 percent. Net income was $1.1 billion, or $2.07 per diluted common share, for the third quarter of 2010 and $1.1 billion, or $2.17 per diluted common share, for the fourth quarter of 2009.

“PNC delivered an outstanding performance in 2010, a year of exceptional achievements in a challenging environment,” said James E. Rohr, chairman and chief executive officer. “Net income and Tier 1 capital reached record levels, we transitioned to a higher quality balance sheet and credit quality has improved. PNC’s businesses performed well and have the scale to compete successfully in a consolidating industry despite economic headwinds and significant regulatory change. As 2011 unfolds, we see opportunities for growth and the potential to drive even greater value for our shareholders.”

Income Statement Highlights

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Record net income for full year 2010 included strong earnings in the fourth quarter. Pretax pre-provision earnings from continuing operations of $1.6 billion for the fourth quarter grew 9 percent compared with the third quarter.

•	Net interest income for the fourth quarter remained stable at $2.2 billion and the net interest margin was 3.93 percent compared with 3.96 percent for the third quarter.

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Noninterest income of $1.7 billion for the fourth quarter increased $.3 billion over the third quarter reflecting a $.2 billion gain related to the sale of a portion of PNC’s BlackRock shares and overall growth in client-related fees.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 2

•	The provision for credit losses declined to $442 million in the fourth quarter compared with $486 million in the third quarter as overall credit quality continued to improve.

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Noninterest expense of $2.3 billion increased $.2 billion from the previous quarter primarily due to continued investments in the businesses, higher residential mortgage expenses principally related to foreclosure activities and higher compensation costs resulting from business performance and an increase in PNC’s stock price partially offset by a reversal of a portion of an indemnification liability for certain Visa litigation.

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Full year 2010 noninterest expense declined by 5 percent. The company was successful in achieving its acquisition cost savings goal of $1.8 billion on an annualized basis in the fourth quarter of 2010, well ahead of the original target amount and schedule.

Credit Quality Highlights

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Overall credit quality continued to improve during the fourth quarter of 2010. Nonperforming assets declined $368 million to $5.3 billion as of December 31, 2010. Accruing loans past due decreased $133 million, or 7 percent, during the quarter to $1.9 billion at year end. The allowance for loan and lease losses was $4.9 billion, or 3.25 percent of total loans and 109 percent of nonperforming loans, as of December 31, 2010. Net charge-offs increased compared with the third quarter reflecting continued active credit management.

Balance Sheet Highlights

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PNC remains committed to responsible lending to support economic growth. Loans and commitments originated and renewed totaled approximately $48 billion in the fourth quarter and $149 billion for the year, including $3.5 billion of small business loans. Total loans were $151 billion at December 31, 2010 and increased $.5 billion during the fourth quarter as acquired loans and customer demand exceeded loan repayments, dispositions, transfers to held for sale and net charge-offs.

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Total deposits grew 2 percent during the fourth quarter to $183 billion at December 31, 2010. Growth in transaction deposits continued with an increase of $6.5 billion, or 5 percent, during the fourth quarter and $8.4 billion, or 7 percent, for the year. Higher cost retail certificates of deposit were reduced by $3.4 billion, or 8 percent, in the fourth quarter and $11.3 billion, or 23 percent, for the year.

•	PNC’s transition to a higher quality balance sheet during 2010 reflected core funding with a loan to deposit ratio of 82 percent at year end and a strong bank liquidity position to support growth.

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PNC sold 7.5 million BlackRock shares for a gain of $160 million as part of BlackRock’s secondary common stock offering in November 2010 with the effect of reducing PNC’ s economic interest in BlackRock to approximately 20 percent from 24 percent prior to the offering.

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PNC grew common equity by $7.6 billion during 2010. The Tier 1 common capital ratio was an estimated 9.8 percent at December 31, 2010, up from 9.6 percent at September 30, 2010 and 6.0 percent at December 31, 2009.

Full year 2010 earnings per diluted common share of $5.74 included $.63 per diluted common share for an after-tax gain on the sale of PNC Global Investment Servicing and a reduction of $.48 per diluted common share related to the redemption of TARP preferred shares. Full year 2009 earnings per diluted common share of $4.36 included $1.51 per diluted common share for an after-tax gain related to BlackRock’s acquisition of Barclays Global Investors. Third quarter 2010 earnings per diluted common share of $2.07 included $.62 per diluted common share for the gain on the sale of PNC Global Investment Servicing. Fourth quarter 2009 earnings per diluted common share of $2.17 included $1.49 per diluted common share related to BlackRock’s acquisition of Barclays Global Investors.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 3

The Consolidated Financial Highlights accompanying this news release include reconciliations of reported to adjusted results and other non-GAAP financial measures including pretax pre-provision earnings from continuing operations and provision-adjusted net interest margin and a reconciliation of business segment income to income from continuing operations before noncontrolling interests.

CONSOLIDATED REVENUE REVIEW

Total revenue was $3.9 billion for the fourth quarter of 2010 compared with $3.6 billion for the third quarter of 2010 and $4.9 billion for the fourth quarter of 2009. The 8 percent linked quarter increase reflected higher noninterest income. Fourth quarter 2009 revenue included a $1.1 billion gain recognized on PNC’s portion of the increase in BlackRock’s equity resulting from the value of BlackRock shares issued in connection with BlackRock’s acquisition of Barclays Global Investors.

Net interest income of $2.2 billion for the fourth quarter of 2010 remained stable with the third quarter of 2010 and declined $145 million compared with the fourth quarter of 2009. The net interest margin was 3.93 percent for fourth quarter 2010 compared with 3.96 percent for the third quarter and 4.05 percent in the fourth quarter of 2009. The decrease in net interest income and the margin from the prior year quarter was due to lower purchase accounting accretion, continued soft loan demand and the low interest rate environment partially offset by deposit repricing. A measure of the company’s focus on returning to a moderate risk profile is the stability of the provision-adjusted net interest margin, which is a reduction of the net interest margin by the ratio of the annualized provision for credit losses to average interest-earning assets. As the net interest margin has declined, the cost of credit risk has also declined as the company reduced its credit exposure, experienced overall improved credit quality and made progress returning to a moderate risk profile. The provision-adjusted net interest margin improved to 3.15 percent for the fourth quarter of 2010 from 3.10 percent for the third quarter and 2.25 percent in the fourth quarter of 2009.

Noninterest income increased $319 million to $1.7 billion for the fourth quarter of 2010 compared with $1.4 billion for the third quarter of 2010 and was $2.5 billion in the fourth quarter of 2009. Fourth quarter 2010 noninterest income included a gain of $160 million on 7.5 million BlackRock shares sold by PNC as part of BlackRock’s secondary common stock offering. PNC had increased its ownership of BlackRock with the purchase of $500 million of BlackRock stock to partially finance the BlackRock acquisition of Barclays Global Investors in December 2009. Corporate service fees increased $187 million to $370 million compared with the linked quarter due to an increase in the value of commercial mortgage servicing rights and higher merger and acquisition advisory fees. Asset management fees grew $54 million, or 22 percent, over the third quarter primarily from higher asset values arising from stronger equity markets. Residential mortgage fees declined $59 million, or 27 percent, from the third quarter mainly as a result of lower net hedging gains on mortgage servicing rights and lower loan servicing revenue. Service charges on deposits decreased $32 million, or 20 percent, compared with the third quarter primarily due to Regulation E rules pertaining to overdraft fees. Other noninterest income of $234 million for the fourth quarter of 2010 increased $41 million from the linked quarter primarily due to higher client-related income. Net gains on sales of securities of

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 4

$68 million in the fourth quarter of 2010 declined by $53 million compared with the third quarter and net other-than-temporary impairment charges improved by $27 million to $44 million. Net securities gains during the fourth quarter primarily resulted from sales of agency residential mortgage-backed and U.S. Treasury securities.

Noninterest income decreased $838 million in the fourth quarter of 2010 compared with the fourth quarter of 2009 due to the $1.1 billion gain related to BlackRock’s acquisition of Barclays Global Investors in 2009 and lower service charges on deposits from the decrease in overdraft fees partially offset by the gain on the sale of BlackRock shares, higher corporate service fees and higher asset management revenue.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the fourth quarter of 2010 was $2.3 billion compared with $2.2 billion for the third quarter of 2010 and $2.2 billion in the fourth quarter of 2009. The linked quarter increase of $182 million was primarily due to continued investments in the businesses, higher residential mortgage expenses principally related to foreclosure activities and higher compensation costs resulting from business performance and an increase in PNC’s stock price partially offset by a $76 million reversal of a portion of an indemnification liability for certain Visa litigation. Integration costs were $78 million for the fourth quarter of 2010, $96 million for the third quarter of 2010 and $155 million for the fourth quarter of 2009. Noninterest expense increased $131 million compared with the year ago quarter primarily due to investments to grow the businesses somewhat offset by acquisition cost savings and lower integration costs. Annualized acquisition cost savings reached $1.8 billion in the fourth quarter of 2010, successfully achieving this enhanced goal.

The effective tax rate for the fourth quarter of 2010 of 26.9 percent was higher than the third quarter rate of 18.8 percent which reflected a tax benefit related to a favorable tax settlement.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $264 billion at December 31, 2010 compared with $260 billion at September 30, 2010 and $270 billion at December 31, 2009. The increase compared with the previous quarter end reflected higher short-term investments, securities and loans. The decrease from year end 2009 resulted from a decline in loans, other assets and short-term investments and cash somewhat offset by an increase in investment securities as excess liquidity was invested in short duration, high quality securities.

Loans of $151 billion at December 31, 2010 grew $.5 billion compared with September 30, 2010 and declined 4 percent from $158 billion at December 31, 2009. The linked quarter growth reflected the impact of originated and acquired loans partially offset by loans transferred to held for sale. Average loans were $150 billion for the fourth quarter, decreasing $1.8 billion, or 1 percent, compared with the third quarter and $8.3 billion, or 5 percent, compared with the fourth quarter of 2009. Average commercial real estate loans declined 7 percent and residential mortgage loans declined 4 percent compared with the preceding quarter reflecting continued active credit management to reduce risk, while commercial loans grew by 1 percent. Average loans declined compared with fourth

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 5

quarter 2009 due to soft customer loan demand, loan repayments and payoffs, dispositions from the distressed assets portfolio and net charge-offs. PNC is committed to providing credit and liquidity to qualified borrowers. Total loan originations and new commitments and renewals were approximately $149 billion for the full year 2010 compared with $110 billion for 2009.

Investment securities at December 31, 2010 of $64.3 billion increased $.8 billion, or 1 percent, from $63.5 billion at September 30, 2010 and increased 15 percent compared with $56.0 billion at December 31, 2009. Average investment securities grew to $62.3 billion for the fourth quarter of 2010, an increase of $4.7 billion, or 8 percent, compared with the third quarter and $6.8 billion, or 12 percent, compared with the fourth quarter of 2009. The increases reflected net investments of excess liquidity in short duration, high quality securities, primarily agency residential mortgage-backed securities, mainly in the third quarter. At December 31, 2010, the available for sale investment securities balance included a net unrealized pretax loss of $.9 billion representing the difference between fair value and amortized cost compared with net unrealized pretax losses of $15 million at September 30, 2010 and $2.3 billion at December 31, 2009. The increase in the net unrealized pretax loss compared with the previous quarter end was primarily due to higher market interest rates. The improvement compared with year end 2009 was attributable to overall lower market interest rates and also improved liquidity in non-agency residential and commercial mortgage-backed securities markets.

Federal funds sold and resale agreements increased $1.6 billion and trading securities increased $.9 billion as of December 31, 2010 compared with September 30, 2010 due to hedging activities for residential mortgage servicing rights.

Deposits were $183 billion at December 31, 2010 compared with $179 billion at September 30, 2010 and $187 billion at December 31, 2009. Average deposits of $182 billion for the fourth quarter of 2010 increased $1.0 billion, or 1 percent, compared with the third quarter of 2010 and declined $4.6 billion, or 2 percent, compared with the fourth quarter of 2009. Higher average deposits in the linked quarter comparison resulted from growth in average transaction deposits partially offset by the ongoing planned reduction of high-cost and primarily nonrelationship certificates of deposit. PNC’s overall deposit strategy is focused on growing demand and other transaction deposits as the cornerstone product of customer relationships and a lower-cost, stable funding source. Average transaction deposits grew $3.4 billion, or 3 percent, in the fourth quarter of 2010 compared with the third quarter in part due to customer preferences for liquidity and seasonal activities. The decrease in average deposits compared with fourth quarter 2009 was attributable to the reduction in certificates of deposit and other time deposits partially offset by growth in average transaction deposits.

Borrowed funds were $39.5 billion at December 31, 2010 compared with $39.8 billion at September 30, 2010 and $39.3 billion at December 31, 2009. Average borrowed funds for the fourth quarter of 2010 were $38.2 billion, a decrease of $.9 billion, or 2 percent, compared with the third quarter and $1.4 billion, or 3 percent, compared with the fourth quarter of 2009. The declines in both comparisons were primarily related to maturities of Federal Home Loan Bank borrowings. In the fourth quarter 2009 comparison, average other borrowed funds increased mainly as a result of the consolidation of Market Street Funding and credit card securitization trusts as of January 1, 2010.

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PNC Earns Record Net Income of $3.4 Billion for 2010 – Page 6

PNC grew Tier 1 capital ratios to record levels during the fourth quarter of 2010 and further enhanced the quality of its capital primarily through earnings retention. Common shareholders’ equity increased to $29.6 billion at December 31, 2010 compared with $29.4 billion at September 30, 2010 and $22.0 billion at December 31, 2009. The year-over-year increase in common equity also reflected $3.45 billion of new common equity issued in first quarter 2010. Additionally, in the first quarter of 2010 PNC redeemed all of the $7.6 billion of preferred shares issued to the U.S. Treasury under the TARP Capital Purchase Program.

The Tier 1 common capital ratio increased to an estimated 9.8 percent at December 31, 2010 from 9.6 percent at September 30, 2010 and 6.0 percent at December 31, 2009. The Tier 1 risk-based capital ratio increased to an estimated 12.1 percent at December 31, 2010 from 11.9 percent at September 30, 2010 and 11.4 percent at December 31, 2009. Increases in both ratios were attributable to retention of earnings, lower risk-weighted assets and, in the comparison with a year ago, the first quarter 2010 common equity issuance and the third quarter 2010 sale of PNC Global Investment Servicing. The TARP redemption impacted the Tier 1 risk-based capital ratio comparison with the fourth quarter of 2009. The PNC board of directors recently declared a quarterly common stock cash dividend of 10 cents per share payable on January 24, 2011.

CREDIT QUALITY REVIEW

Overall credit quality continued to improve during the fourth quarter of 2010. Nonperforming assets declined by $368 million, or 6 percent, to $5.3 billion as of December 31, 2010 from $5.7 billion as of September 30, 2010 and decreased $1.0 billion, or 16 percent, from $6.3 billion at December 31, 2009 primarily due to lower commercial and commercial real estate nonperforming loans and lower residential real estate nonperforming loans in the comparison with year end 2009. Nonperforming assets to total assets were 2.01 percent at December 31, 2010 compared with 2.18 percent at September 30, 2010 and 2.34 percent at December 31, 2009. Nonperforming loans declined to $4.5 billion as of December 31, 2010 from $4.8 billion as of September 30, 2010 and $5.7 billion at December 31, 2009. Included in nonperforming loans were troubled debt restructured loans of $768 million at December 31, 2010, $595 million at September 30, 2010 and $440 million at December 31, 2009. The net increase in troubled debt restructurings reflected continued efforts to work with borrowers experiencing financial difficulties.

Delinquencies continued to improve, declining 7 percent during the fourth quarter of 2010 compared with the third quarter. Accruing loans past due 90 days or more decreased to $542 million at December 31, 2010 from $601 million at September 30, 2010 and $884 million at December 31, 2009. Accruing loans past due 30 to 89 days declined $74 million to $1.4 billion at December 31, 2010 compared with September 30, 2010 and decreased $1.0 billion from $2.4 billion at December 31, 2009.

The provision for credit losses decreased to $442 million for the fourth quarter of 2010 compared with $486 million for the third quarter of 2010 and $1.0 billion in the fourth quarter of 2009 driven by overall credit quality improvement during 2010 and actions to reduce exposure levels.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 7

Net charge-offs for the fourth quarter of 2010 were $791 million, or 2.09 percent of average loans on an annualized basis, compared with $614 million, or 1.61 percent, for the third quarter of 2010 and $835 million, or 2.09 percent, for the fourth quarter of 2009. Net charge-offs increased in the linked quarter comparison primarily due to higher residential and commercial real estate loan net charge-offs and the transfer of assets to held for sale.

The allowance for loan and lease losses was $4.9 billion at December 31, 2010, $5.2 billion at September 30, 2010 and $5.1 billion at December 31, 2009. The allowance for loan and lease losses to total loans was 3.25 percent at December 31, 2010, 3.48 percent at September 30, 2010 and 3.22 percent at December 31, 2009. The allowance to nonperforming loans increased to 109 percent at December 31, 2010 compared with 108 percent at September 30, 2010 and 89 percent at December 31, 2009.

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $140 million for the full year 2010 compared with $136 million in 2009. Stable earnings were primarily driven by a decrease in the provision for credit losses from improved credit quality and lower noninterest expense from acquisition cost savings partially offset by a decline in revenue related to the implementation of Regulation E rules related to overdraft fees and the impact of the low interest rate environment. Retail Banking earned $43 million for the fourth quarter of 2010 compared with a loss of $7 million for the third quarter of 2010 and a loss of $25 million for fourth quarter 2009. The increase in earnings in the quarterly comparisons was due to a lower provision for credit losses somewhat offset by lower revenue from the impact of Regulation E and the low interest rate environment.

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Sales momentum in channels and products such as Workplace and University Banking and Virtual Wallet, as well as strength in customer retention which was strong in converted markets, resulted in growth of 27,000 checking relationships during the fourth quarter of 2010. Implementing the business model in the newer markets and building on strengths in the core franchise overcame seasonally flat fourth quarter trends. In addition, active online bill payment customers grew by 4 percent in the fourth quarter and 25 percent for full year 2010.

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Success in implementing Retail Banking’s deposit strategy resulted in growth in average transaction deposits of $1.2 billion, or 2 percent, compared with the linked quarter and $3.9 billion, or 5 percent, compared with the prior year fourth quarter. Transaction deposit growth was more than offset by planned run off of higher rate certificates of deposit net of successful retention of customer relationships. A continued decline in certificates of deposit is expected throughout 2011.

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Customer loan demand remained soft in the economic climate. Average loans were essentially stable with the third quarter of 2010 and increased $1.6 billion, or 3 percent, compared with the year ago quarter. The increase over fourth quarter 2009 primarily resulted from higher education loans and the consolidation of the securitized credit card portfolio.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 8

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Net interest income for the fourth quarter of 2010 decreased $33 million, or 4 percent, compared with the linked quarter and $8 million, or 1 percent, compared with the fourth quarter of 2009. The declines were primarily driven by lower interest credits assigned to deposits and in the comparison with the prior year quarter was partially offset by a benefit from the consolidation of the securitized credit card portfolio, higher transaction deposits and higher education loans.

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Noninterest income decreased $47 million, or 9 percent, compared with the third quarter and $96 million, or 18 percent, from the fourth quarter of 2009. The linked quarter decline reflected lower overdraft fees due to Regulation E rules which became effective in the third quarter of 2010. The negative impact of Regulation E on revenue for the fourth quarter of 2010 was approximately $100 million, an increase of approximately $55 million compared with the third quarter impact. In the year-over-year quarter comparison, noninterest income also declined due to the consolidation of the securitized credit card portfolio and lower brokerage fees somewhat offset by growth in transaction volume-related fees.

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Noninterest expense for the fourth quarter increased $9 million, or 1 percent, over the third quarter and $36 million, or 4 percent, from the prior year fourth quarter. The increase over fourth quarter 2009 primarily resulted from continued investment in distribution channels and higher post-conversion marketing expenses to support sales growth.

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Credit quality continued to stabilize during the fourth quarter of 2010. Provision for credit losses was $157 million for the fourth quarter of 2010 compared with $327 million in the third quarter and $409 million in the fourth quarter of 2009. Net charge-offs were $225 million for the fourth quarter of 2010, the fourth consecutive quarterly decline, compared with $247 million in the third quarter and $339 million in the fourth quarter of 2009. The improvement in net charge-off trends was predominately driven by the small business commercial lending and credit card portfolios. Nonperforming assets increased to $719 million at December 31, 2010 from $662 million at September 30, 2010 primarily due to an increase in modified loans reflecting continued efforts to work with borrowers experiencing financial difficulties when appropriate.

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PNC’s expansive branch footprint covers nearly one-third of the U.S. population in 14 states with a network of 2,470 branches and 6,673 ATMs at December 31, 2010. During the fourth quarter of 2010, PNC opened 4 traditional branches and 9 instore branches, consolidated 4 branches and had a net increase of 47 ATMs.

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The Credit CARD Act had a full year 2010 negative impact on revenue of approximately $75 million, largely in net interest income, including approximately $25 million in the fourth quarter of 2010. Additionally, in 2011 Retail Banking revenue is expected to continue to be negatively impacted by the rules set forth in Regulation E related to overdraft fees and the potential limits related to interchange rates on debit card transactions proposed in the Dodd-Frank legislation. In 2010, PNC had debit card revenue of approximately $480 million on a consolidated basis. A portion of this revenue could be at risk in the second half of 2011 depending on final rules.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $1.8 billion for full year 2010 compared with $1.2 billion in 2009. The increase in earnings primarily resulted from a decrease in the provision for credit losses somewhat offset by lower net interest income mainly driven by a smaller loan portfolio. Earnings were $540 million in the fourth quarter of 2010 compared with $427 million in the third quarter of 2010 and $415 million in the fourth quarter of 2009. The increase compared with the linked quarter reflected an increase in the value of commercial mortgage servicing rights and higher net interest income somewhat offset by a higher provision for credit losses and higher noninterest expense. The increase in earnings over fourth quarter 2009 was due to a lower provision for credit losses and higher noninterest income partially offset by lower net interest income and higher noninterest expense.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 9

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Net interest income for the fourth quarter of 2010 of $912 million increased $79 million compared with the third quarter of 2010 and declined $97 million compared with the fourth quarter of 2009. The increase from third quarter 2010 was primarily due to higher income from purchased impaired loans and improved loan spreads. The decline in the prior year quarter comparison was largely due to decreases in purchase accounting accretion, interest credits assigned to deposits and average loans partially offset by improved loan spreads.

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Corporate service fees were $334 million in the fourth quarter of 2010 compared with $148 million in the third quarter of 2010 and $235 million in the fourth quarter of 2009. Both comparisons benefited from an increase in the value of commercial mortgage servicing rights and higher merger and acquisition advisory fees. The fourth quarter of 2010 reflected a $49 million increase in the net carrying amount of commercial mortgage servicing rights compared with a $106 million reduction in net carrying amount in the third quarter.

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Other noninterest income was $125 million in the fourth quarter of 2010 compared with $89 million in the third quarter of 2010 and $133 million in the fourth quarter of 2009. The increase from the third quarter was primarily due to improved credit valuations on client derivative positions and gains on the commercial mortgage held- for- sale portfolio partially offset by lower results from commercial mortgage banking activities, including additional reserves for recourse obligations. The prior year quarter comparison was impacted by the second quarter 2010 sale of a noncore business partially offset by higher client-related trading income.

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Noninterest expense was $505 million in the fourth quarter of 2010 compared with $446 million in the third quarter of 2010 and $444 million in the fourth quarter of 2009. Both comparisons were impacted by higher compensation costs related to revenue and expense associated with assets held for sale in the fourth quarter of 2010.

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Provision for credit losses was $18 million in the fourth quarter of 2010 compared with a benefit of $48 million in the third quarter of 2010 and a provision of $283 million in the fourth quarter of 2009. The year- over- year quarter comparison reflected improved credit quality and reduced exposures. Net charge-offs for the fourth quarter of 2010 increased to $349 million compared with $211 million in third quarter 2010 and $341 million in the fourth quarter of 2009. The linked quarter increase in part related to loans transferred to held for sale. Nonperforming assets within the portfolio declined for the third consecutive quarter.

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Average loans were $63 billion for the fourth and third quarters of 2010 compared with $67 billion in the fourth quarter of 2009. The year- over- year quarter decline was largely due to exits of certain client relationships combined with continued soft credit utilization rates. The acquisition of an asset-based lending group in the United Kingdom with total loans of $.3 billion was completed in November 2010.

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Average deposits were $46 billion in the fourth quarter of 2010, an increase of $1.9 billion, or 4 percent, from the linked quarter and an increase of $3.3 billion, or 8 percent, compared with the fourth quarter of 2009. Deposit inflows continued as customers moved balances into noninterest-bearing demand deposits to maintain liquidity.

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The commercial mortgage servicing portfolio was $266 billion at December 31, 2010, $263 billion at September 30, 2010 and $287 billion at December 31, 2009. The decrease from the prior year was the result of run off exceeding additions as there were limited market opportunities to purchase servicing rights. The year- over- year quarter comparison was also impacted by the sale of an acquired agency servicing operation, a noncore business.

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Overall results benefited from successful sales efforts to new customers and product penetration of the existing customer base. The business achieved record client growth in 2010. Sales of treasury management and capital markets products to customers in PNC’s western markets have been successful following the systems conversions.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 10

Asset Management Group

Asset Management Group earned $141 million for the full year 2010 compared with $105 million for 2009. The 34 percent increase reflected a lower provision for credit losses due to improving credit quality and higher noninterest income from improving equity markets and new client growth. These increases were partially offset by lower net interest income from lower loan yields. The business delivered strong performance in 2010 as it remained focused on new client acquisition, client asset growth and expense discipline. Assets under administration as of December 31, 2010 were $212 billion, including $108 billion of discretionary assets under management. Fourth quarter 2010 earnings were $29 million compared with $44 million in the third quarter of 2010 and $23 million in the fourth quarter of 2009. The earnings decline in the linked quarter comparison was attributable to the impact of a benefit from the provision for credit losses in the third quarter and higher noninterest expense in the fourth quarter.

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Assets under administration were $212 billion at December 31, 2010 compared with $206 billion at September 30, 2010 and $205 billion at December 31, 2009. Discretionary assets under management were $108 billion at December 31, 2010 compared with $105 billion at September 30, 2010 and $103 billion at December 31, 2009. The increase in the comparisons was driven by higher equity markets and strong sales performance.

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Noninterest income of $159 million for the quarter increased $9 million, or 6 percent, compared with the linked quarter and $8 million, or 5 percent, compared with the fourth quarter of 2009. The increases were attributable to higher asset values, stronger equity markets and new sales partially offset by revenue declines from the exit of noncore products in the prior year quarter comparison.

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Net interest income was $66 million for the fourth quarter of 2010 compared with $67 million in both the third quarter of 2010 and the fourth quarter of 2009. The decreases were attributable to lower loan yields and lower interest credits assigned to deposits reflective of the current low rate environment.

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Noninterest expense of $170 million in the fourth quarter of 2010 increased $10 million, or 6 percent, compared with the linked quarter and increased $15 million, or 10 percent, from the year ago quarter. The increases resulted from investments in the business and higher compensation-related costs.

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Provision for credit losses was $9 million in the fourth quarter of 2010 compared with a benefit of $12 million in the third quarter of 2010 and a provision of $25 million in the fourth quarter of 2009. Net charge-offs were $21 million for the fourth quarter compared with $1 million in the linked quarter and $22 million in the fourth quarter of 2009.

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Average deposits for the quarter increased $346 million, or 5 percent, compared with the linked quarter and $699 million, or 10 percent, over the prior year fourth quarter. Transaction deposits grew 6 percent in the third quarter comparison and 16 percent compared with fourth quarter 2009 and were substantially offset by the strategic run off of higher rate certificates of deposit in the prior year comparison. Average loan balances decreased $37 million, or 1 percent, compared with the linked quarter and $249 million, or 4 percent, from the prior year fourth quarter primarily due to continued declines in residential mortgage loans.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 11

Residential Mortgage Banking

Residential Mortgage Banking earned $275 million for the full year 2010 compared with $435 million for 2009. The decline in earnings was driven by a decrease in loan sales revenue from lower origination volumes and lower net hedging gains on mortgage servicing rights. Earnings were $3 million in the fourth quarter of 2010 compared with $98 million in the third quarter of 2010 and $25 million in the fourth quarter of 2009. Earnings declined in both comparisons primarily due to higher foreclosure-related expenses and, in the linked quarter comparison, by lower net hedging gains on mortgage servicing rights.

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Total loan originations were $3.5 billion for the fourth quarter of 2010 compared with $2.7 billion in the third quarter of 2010 and $2.3 billion in the fourth quarter of 2009. The increase in both comparisons resulted from higher loan refinance volume. Loans continue to be originated primarily through direct channels under FNMA, FHLMC and FHA/VA agency guidelines. Full year originations were $10.5 billion in 2010 and $19.1 billion in 2009.

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Residential mortgage loans serviced for others totaled $125 billion at December 31, 2010 compared with $131 billion at September 30, 2010 and $145 billion at December 31, 2009. Payoffs continued to outpace new direct loan origination volume during the quarter.

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Noninterest income was $168 million in the fourth quarter of 2010 compared with $232 million in the third quarter 2010 and $105 million in the fourth quarter of 2009. The linked quarter decrease reflected lower net hedging gains on mortgage servicing rights and lower loan servicing revenue primarily due to a smaller mortgage servicing portfolio and higher loan payoffs. The year-over-year quarter increase resulted from higher loan sales revenue driven by higher loan origination volume and lower reserves for indemnification and repurchase obligations.

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Net interest income was $61 million in the fourth quarter of 2010 compared with $53 million in the third quarter of 2010 and $71 million in the fourth quarter of 2009. The linked quarter increase was driven by higher loan origination volume and increased spread on portfolio loans. The decrease from the prior year fourth quarter was primarily due to lower interest earned on escrow deposits.

•	Provision for credit losses was $8 million in the fourth quarter of 2010 compared with $21 million in the third quarter and a benefit of $7 million in the fourth quarter of 2009.

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Noninterest expense increased to $216 million in the fourth quarter of 2010 compared with $119 million in the third quarter and $142 million in the fourth quarter of 2009. The increase in both comparisons was primarily due to higher foreclosure-related expenses as well as higher loan origination volume.

•

The fair value of mortgage servicing rights was $1.0 billion at December 31, 2010 compared with $.8 billion at September 30, 2010 and $1.3 billion at December 31, 2009. The increase in fair value from the prior quarter end was primarily attributable to higher mortgage rates at December 31, 2010. The decline in fair value from fourth quarter 2009 was due to lower mortgage rates at December 31, 2010 and a smaller mortgage servicing portfolio.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 12

Distressed Assets Portfolio

Distressed Assets Portfolio segment had a loss of $64 million for full year 2010 compared with earnings of $84 million for 2009. The decrease was driven by a higher provision for credit losses and lower noninterest income partially offset by an increase in net interest income. A loss of $72 million was incurred for the fourth quarter of 2010 compared with earnings of $17 million in the third quarter of 2010 and a loss of $88 million for the fourth quarter of 2009. The decrease in earnings compared with the linked quarter was due to a higher provision for credit losses, lower revenue and an increase in noninterest expense. The lower loss in the year-over-year quarter comparison resulted from a lower provision for credit losses partially offset by higher noninterest expense and a decline in revenue.

•

Average loans were $15 billion in the fourth quarter of 2010 compared with $16 billion in the third quarter of 2010 and $19 billion in the fourth quarter of 2009. The decreases were due to portfolio management activities including loan sales, paydowns and net charge-offs.

•

Net interest income was $253 million for the fourth quarter of 2010 compared with $279 million for the third quarter of 2010 and $218 million for the fourth quarter of 2009. The decline from the third quarter reflected lower accretion on impaired loans. The increase in the prior year quarter comparison was due to higher accretion partially offset by a decline in average loans.

•

Noninterest income was a loss of $55 million in the fourth quarter of 2010 compared with a loss of $35 million in the third quarter of 2010 and revenue of $3 million in the fourth quarter of 2009. Both comparisons were impacted by an increase in reserves for indemnification and repurchase obligations. The comparison with the third quarter also reflected a lower level of asset disposition gains.

•

Noninterest expense for the fourth quarter of 2010 was $81 million compared with $46 million in the third quarter of 2010 and $49 million in the fourth quarter of 2009. The increase in both comparisons reflected expenditures in the fourth quarter of 2010 in connection with external servicing activity.

•

The provision for credit losses was $231 million in the fourth quarter of 2010 compared with $176 million in the third quarter of 2010 and $314 million in fourth quarter of 2009. The increase over the third quarter was due to the non-prime mortgage portfolio.

•

Net charge-offs increased to $183 million for the fourth quarter of 2010 compared with $107 million for the third quarter of 2010 and $121 million for the fourth quarter of 2009. The increase in both comparisons was primarily due to net charge-offs on residential real estate and non-prime mortgages.

•

Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Accordingly, the business activities of this segment are focused on maximizing value within a defined risk profile. This includes selling assets when the terms and conditions are appropriate to reduce future credit and servicing costs.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, integration costs, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, corporate overhead and intercompany eliminations. Results of

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 13

operations for PNC Global Investment Servicing are presented as income from discontinued operations, net of taxes, through June 30, 2010. The sale of PNC Global Investment Servicing was completed on July 1, 2010 and the after-tax gain on the sale is reflected in discontinued operations for third quarter 2010. Business segment results are presented on the basis of continuing operations before noncontrolling interests.

PNC recorded earnings of $762 million in “Other, including BlackRock” for 2010 compared with $408 million in 2009. Earnings for 2010 reflected the gain on the sale of a portion of PNC’s BlackRock shares, a tax benefit related to a favorable tax settlement, higher net gains on sales of securities net of other-than-temporary impairments, higher private equity gains and lower integration costs. Earnings for 2009 included an after-tax gain of $687 million related to the BlackRock acquisition of Barclays Global Investors and a special FDIC assessment expense. For the fourth quarter of 2010, PNC recorded earnings of $277 million in “Other, including BlackRock” compared with $196 million for the third quarter of 2010 and $753 million for the fourth quarter of 2009. Fourth quarter 2010 earnings included the gain on the sale of a portion of PNC’s BlackRock shares. Third quarter earnings reflected the tax benefit related to a favorable tax settlement. The decline in earnings from the fourth quarter of 2009 resulted from the impact of the 2009 gain related to BlackRock’s acquisition of Barclays Global Investors partially offset by the gain on the sale of a portion of PNC’s BlackRock shares and lower integration costs.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international), conference ID 34180369, and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2010 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 34180369, and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2009 Form 10-K and 2010 Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	A slowing or failure of the moderate economic recovery that began in mid-2009 and continued throughout 2010.

•

Continued effects of the aftermath of recessionary conditions and the uneven spread of the positive impacts of the recovery on the economy in general and our customers in particular, including adverse impact on loan utilization rates as well as delinquencies, defaults and customer ability to meet credit obligations.

•	Changes in levels of unemployment.

•

Changes in customer preferences and behavior, whether as a result of changing business and economic conditions, climate-related physical changes or legislative and regulatory initiatives, or other factors.

•

Turbulence in significant portions of the US and global financial markets could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

•

We will be impacted by the extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and ongoing reforms impacting the financial institution industry generally. Further, as much of the Dodd-Frank Act will require the adoption of implementing regulations by a number of different regulatory bodies, the precise nature, extent and timing of many of these reforms and the impact on us is still uncertain.

•

Financial industry restructuring in the current environment could also impact our business and financial performance as a result of changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

•	Our results depend on our ability to manage current elevated levels of impaired assets.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic recovery that began in mid-2009 and continued throughout 2010 will slowly gather enough momentum in 2011 to lower the unemployment rate amidst continued low interest rates.

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PNC Earns Record Net Income of $3.4 Billion for 2010—Page 15

•

Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

•	Changes resulting from legislative and regulatory responses to the current economic and financial industry environment.

•

Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation (such as those under the Dodd-Frank Act) as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may also include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City.

•	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

•	Changes in accounting policies and principles.

•

Changes resulting from legislative and regulatory initiatives relating to climate change that have or may have a negative impact on our customers’ demand for or use of our products and services in general and their creditworthiness in particular.

•	Changes to regulations governing bank capital, including as a result of the Dodd-Frank Act and of the so-called “Basel III” initiatives.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

We grow our business in part by acquiring from time to time other financial services companies. Acquisitions present us with risks in addition to those presented by the nature of the business acquired. These include risks and uncertainties related both to the acquisition transactions themselves and to the integration of the acquired businesses into PNC after closing.

Acquisitions may be substantially more expensive to complete (including unanticipated costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. Acquisitions may involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in those new areas.

As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. In addition, regulatory and/or legal issues relating to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs or regulatory limitations arising as a result of those issues.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2010	September 30 2010	December 31 2009	December 31 2010	December 31 2009
Revenue
Net interest income	$2,201	$2,215	$2,346	$9,230	$9,083
Noninterest income (a)	1,702	1,383	2,540	5,946	7,145

Total revenue	3,903	3,598	4,886	15,176	16,228
Noninterest expense	2,340	2,158	2,209	8,613	9,073

Pretax, pre-provision earnings from continuing operations (b)	$1,563	$1,440	$2,677	$6,563	$7,155

Provision for credit losses	$442	$486	$1,049	$2,502	$3,930

Income from continuing operations before noncontrolling interests (c)	$820	$775	$1,103	$3,024	$2,358

Income from discontinued operations, net of income taxes (d)		$328	$4	$373	$45

Net income	$820	$1,103	$1,107	$3,397	$2,403

Net income attributable to common shareholders (e)	$798	$1,094	$1,011	$3,011	$2,003

Diluted earnings per common share
Continuing operations	$1.50	$1.45	$2.16	$5.02	$4.26
Discontinued operations (d)		.62	.01	.72	.10

Net income	$1.50	$2.07	$2.17	$5.74	$4.36

As adjusted (f)	$1.60	$1.56	$.90	$6.07	$3.45

Cash dividends declared per common share	$.10	$.10	$.10	$.40	$.96

Total preferred dividends declared, including TARP	$24	$4	$119	$146	$388

TARP Capital Purchase Program preferred dividends (e)			$95	$89	$332

Impact of TARP Capital Purchase Program preferred dividends per diluted common share			$.21	$.17	$.73

Redemption of TARP preferred stock discount accretion (e)				$250

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	Noninterest income for the three months and year ended December 31, 2010 included a $160 million gain related to our sale of a portion of our shares of BlackRock stock as part of BlackRock’s secondary common stock offering in November 2010. Noninterest income for the three months and year ended December 31, 2009 included recognition of a $1.076 billion gain on our portion of the increase in BlackRock’s equity resulting from the value of BlackRock shares issued in connection with BlackRock’s acquisition of Barclays Global Investors (BGI) on December 1, 2009.
(b)	We believe that pretax, pre-provision earnings from continuing operations, a non-GAAP measure, is useful as a tool to help evaluate our ability to provide for credit costs through operations.
(c)	See page 17 for a reconciliation of business segment income to income from continuing operations before noncontrolling interests.
(d)	Includes results of operations for PNC Global Investment Servicing Inc. (GIS) through June 30, 2010 and the related after-tax gain on sale. We sold GIS effective July 1, 2010, resulting in a gain of $639 million, or $328 million after taxes, recognized during the third quarter of 2010.
(e)	We redeemed the Series N (TARP) Preferred Stock on February 10, 2010. In connection with the redemption, we accelerated the accretion of the remaining issuance discount on the Series N Preferred Stock and recorded a corresponding reduction in retained earnings of $250 million in the first quarter of 2010. This resulted in a one-time, noncash reduction in net income attributable to common shareholders and related basic and diluted earnings per share.
(f)	See reconciliation to “as reported” (GAAP) diluted earnings per share on page 18. As more fully described on page 18, we believe that information as adjusted for the impact of the items specified on page 18 may be useful due to the extent to which the items are not indicative of ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Year ended
	December 31 2010	September 30 2010	December 31 2009	December 31 2010	December 31 2009
PERFORMANCE RATIOS
From continuing operations
Noninterest income to total revenue (a)	44%	38%	52%	39%	44%
Efficiency (b)	60	60	45	57	56
From net income
Net interest margin (c)	3.93%	3.96%	4.05%	4.14%	3.82%
Provision-adjusted net interest margin (d)	3.15	3.10	2.25	3.03	2.17
Return on:
Average common shareholders’ equity	10.61	15.12	17.79	10.88	9.78
Average assets	1.23	1.65	1.62	1.28	.87

BUSINESS SEGMENT INCOME (LOSS) (e) (f)
In millions

Retail Banking	$43	$(7)	$(25)	$140	$136
Corporate & Institutional Banking	540	427	415	1,770	1,190
Asset Management Group	29	44	23	141	105
Residential Mortgage Banking	3	98	25	275	435
Distressed Assets Portfolio	(72)	17	(88)	(64)	84
Other, including BlackRock (f) (g) (h)	277	196	753	762	408

Income from continuing operations before noncontrolling interests	$820	$775	$1,103	$3,024	$2,358

(a)	Calculated as noninterest income divided by total revenue.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2010, September 30, 2010, and December 31, 2009 were $22 million, $22 million, and $18 million, respectively. The taxable-equivalent adjustments to net interest income for the years ended December 31, 2010 and December 31, 2009 were $81 million and $65 million, respectively.
(d)	A reconciliation of net interest margin to provision-adjusted net interest margin follows. We believe that provision-adjusted net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the amount of credit related risk associated with interest-earning assets.

	Three months ended			Year ended
	December 31 2010	September 30 2010	December 31 2009	December 31 2010	December 31 2009
Net interest margin, as reported	3.93%	3.96%	4.05%	4.14%	3.82%
Less: provision adjustment	.78	.86	1.80	1.11	1.65

Provision-adjusted net interest margin	3.15%	3.10%	2.25%	3.03%	2.17%

The adjustment represents annualized provision for credit losses divided by average interest-earning assets.
(e)	Our business information is presented based on our management accounting practices and our management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure. Amounts are presented on a continuing operations before noncontrolling interests basis and therefore exclude the earnings attributable to GIS, including the gain on the sale of GIS, which closed July 1, 2010.
(f)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2010 Form 10-K will include additional information regarding BlackRock.
(g)	Includes earnings and gains or losses related to our equity interest in BlackRock, integration costs, asset and liability management activities including net securities gains or losses, other than temporary impairment of debt securities and certain trading activities, equity management activities, exited businesses, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles (GAAP), corporate overhead and intercompany eliminations.
(h)	Includes for the fourth quarter and full year 2010, the $160 million gain ($102 million after taxes) related to our gain on the sale of a portion of our shares of BlackRock stock as part of BlackRock’s November 2010 secondary common stock offering and for the fourth quarter and full year 2009, the $1.076 billion gain ($687 million after taxes) related to BlackRock’s December 1, 2009 acquisition of BGI.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

RECONCILIATIONS OF “AS REPORTED” (GAAP) TO “AS ADJUSTED” AMOUNTS

NET INCOME, NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

In millions, except per share data

THREE MONTHS ENDED

	December 31, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$820	$798	$1.50
Adjustment:
Integration costs	$78	$(27)	51	51	.10

Net income and diluted EPS, as adjusted			$871	$849	$1.60

	September 30, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$1,103	$1,094	$2.07
Adjustments:
Gain on sale of GIS	$(639)	$311	(328)	(328)	(.62)
Integration costs	96	(34)	62	62	.11

Net income and diluted EPS, as adjusted			$837	$828	$1.56

	December 31, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$1,107	$1,011	$2.17
Adjustments:
Gain on BlackRock/BGI transaction	$(1,076)	$389	(687)	(687)	(1.49)
Integration costs	155	(54)	101	101	.22

Net income and diluted EPS, as adjusted			$521	$425	$.90

YEAR ENDED

	December 31, 2010
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$3,397	$3,011	$5.74
Adjustments:
Gain on sale of GIS	$(639)	$311	(328)	(328)	(.63)
Integration costs	387	(136)	251	251	.48
TARP preferred stock accelerated discount accretion (b)				250	.48

Net income and diluted EPS, as adjusted			$3,320	$3,184	$6.07

	December 31, 2009
	Pretax	Income Taxes (Benefit) (a)	Net Income	Net Income Attributable to Common Shareholders	Diluted EPS
Net income and diluted EPS, as reported			$2,403	$2,003	$4.36
Adjustments:
Gain on BlackRock/BGI transaction	$(1,076)	$389	(687)	(687)	(1.51)
Integration costs	421	(147)	274	274	.60

Net income and diluted EPS, as adjusted			$1,990	$1,590	$3.45

These tables represent reconciliations of certain “As Reported” (GAAP) amounts to “As Adjusted” amounts for integration costs, the gain on the sale of GIS, the gain on the BlackRock/BGI transaction, and the TARP preferred stock accelerated discount accretion. We have provided these adjusted amounts and reconciliations so that investors, analysts, regulators and others will be better able to evaluate the impact of these respective items on the results for the periods presented. We believe that information as adjusted for the impact of the specified items may be useful due to the extent to which the items are not indicative of ongoing operations. Adjusted information supplements our results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results.

(a)	Calculated using a marginal federal income tax rate of 35% and includes applicable income tax adjustments. The after-tax gain on the sale of GIS and the after-tax gain on the BlackRock/BGI transaction also reflect the impact of state income taxes.
(b)	Represents accelerated accretion of the remaining issuance discount on redemption of the TARP preferred stock in February 2010.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2010	September 30 2010	December 31 2009
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$264,284	$260,133	$269,863
Loans (a) (b)	150,595	150,127	157,543
Allowance for loan and lease losses (a)	4,887	5,231	5,072
Interest-earning deposits with banks (a)	1,610	415	4,488
Investment securities (a)	64,262	63,461	56,027
Loans held for sale (b)	3,492	3,275	2,539
Goodwill and other intangible assets	10,753	10,518	12,909
Equity investments (a)	9,220	10,137	10,254

Noninterest-bearing deposits	50,019	46,065	44,384
Interest-bearing deposits	133,371	133,118	142,538
Total deposits	183,390	179,183	186,922
Transaction deposits	134,654	128,197	126,244
Borrowed funds (a)	39,488	39,763	39,261
Shareholders’ equity	30,242	30,042	29,942
Common shareholders’ equity	29,596	29,394	22,011
Accumulated other comprehensive income (loss)	(431)	146	(1,962)

Book value per common share	56.29	55.91	47.68
Common shares outstanding (millions)	526	526	462
Loans to deposits	82%	84%	84%

ASSETS UNDER ADMINISTRATION (billions)
Discretionary assets under management	$108	$105	$103
Nondiscretionary assets under administration	104	101	102
Total assets under administration	212	206	205

CAPITAL RATIOS
Tier 1 common (c)	9.8%	9.6%	6.0%
Tier 1 risk-based (c)	12.1	11.9	11.4
Total risk-based (c)	15.6	15.6	15.0
Leverage (c)	10.3	9.9	10.1
Common shareholders’ equity to assets	11.2	11.3	8.2

ASSET QUALITY RATIOS
Nonperforming loans to total loans	2.97%	3.22%	3.60%
Nonperforming assets to total loans and foreclosed and other assets	3.50	3.76	3.99
Nonperforming assets to total assets	2.01	2.18	2.34
Net charge-offs to average loans (for the three months ended) (annualized)	2.09	1.61	2.09
Allowance for loan and lease losses to total loans	3.25	3.48	3.22
Allowance for loan and lease losses to nonperforming loans (d)	109	108	89

(a)	Amounts include consolidated variable interest entities. Some 2010 amounts include consolidated variable interest entities that we consolidated effective January 1, 2010 based on guidance in ASC 810, Consolidation. Our third quarter 2010 Form 10-Q included, and our 2010 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items. Also includes our equity interest in BlackRock under Equity investments.
(b)	Amounts include assets for which we have elected the fair value option. Our third quarter 2010 Form 10-Q included, and our 2010 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	The ratios as of December 31, 2010 are estimated.
(d)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans do not include purchased impaired loans or loans held for sale.